Exhibit 23.1

INDEPENDENT AUDITORS’ CONSENT

We consent to the use in the Registration Statement of Marathon Gold Corp. on Form S-1/A-2 of our Report of Independent Registered Public Accounting Firm, dated May 7, 2008, on the balance sheet of Marathon Gold Corp. as at October 31, 2007 and 2006, and the related statements of operations, cash flows, and stockholders’ deficiency for the years ended October 31, 2007 and 2006, for the cumulative period from inception, May 26, 2005, to October 31, 2007.

In addition, we consent to the reference to us under the heading “Experts” in the Registration Statement.

Vancouver, Canada	“Morgan & Company”
June 9, 2008	Chartered Accountants